Exhibit 99.1

FOR IMMEDIATE RELEASE

Cutter & Buck and New Wave Group Complete Merger

Seattle, WA – June 8, 2007 – Cutter & Buck Inc. (NASDAQ: CBUK) announced today that it has closed the previously announced transaction with New Wave Group AB (Publ).  At a special meeting of shareholders held today at the Company’s headquarters, in excess of 99% percent of the votes cast (over 77% percent  of the outstanding shares of the Company’s common stock) were voted in favor of the transaction.

Following receipt of shareholder approval for the transaction at the special meeting, Newport Acquisition Corporation, a wholly owned subsidiary of New Wave, was merged with and into Cutter & Buck, and Cutter & Buck became a wholly owned subsidiary of New Wave.  The Company’s prior shareholders will receive $14.38 in exchange for their shares of Cutter & Buck common stock.  Cutter & Buck will continue its operations in Seattle, Washington.

“We are pleased that our shareholders viewed the transaction with New Wave to be the right move for our Company,” said Ernest R. Johnson, Cutter & Buck’s Chief Executive Officer.  “By completing the merger, we have put Cutter & Buck into position to move forward with a strong partner and the potential for a substantial market presence in Europe.”

Shareholders will receive written instructions from the Paying Agent with respect to the proper method of exchanging stock certificates for the merger consideration.  Pending receipt of such instructions, shareholders should not forward stock certificates to the Company.

About Cutter & Buck Inc.

Cutter & Buck Inc. designs and markets upscale sportswear under the brands “Cutter & Buck”, “ANNIKA” and “CBUK”.  The Company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  The Company also sells directly to consumers through its wholly owned subsidiary, Cutter & Buck Direct LLC.  Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the closing of the acquisition of Cutter & Buck by New Wave Group AB (Publ).  These statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties which may cause actual results to differ materially from those anticipated in the forward-looking statements.  The words “predict,” “believe,” “expect,” “intend” and “anticipate” and similar expressions, identify forward-looking statements,  but their absence does not mean that a statement is not forward-looking.  Such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect those results include, but are not limited to, the “Risk Factors” described in the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission, all of which are available on the Company’s investor relations page on the internet at www.cutterbuck.com.  Readers are cautioned not to place undue reliance on any forward-looking statement.  The forward-looking statements contained in this release speak only as of the date of this release.  Except as may be required by applicable law, Cutter & Buck undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release to reflect the occurrence of unanticipated events.